News Release From Nuance Communications

For Immediate Release
Contacts:

Richard Mack	Sharon Stern / Jennifer Friedman
Nuance Communications, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Tel: 781-565-5000	Tel: 212-355-4449
Email: richard.mack@nuance.com	Email: jfriedman@joelefrank.com
Nuance Proposes to Acquire Zi Corporation for $0.80 per Share in Cash
BURLINGTON, Mass., August 14, 2008 — Nuance Communications, Inc. (NASDAQ: NUAN), today announced that it submitted a proposal to the Board of Directors of Zi Corporation (NASDAQ: ZICA) (TSX: ZIC) to acquire Zi Corporation for U.S. $0.80 per share in cash. Nuance’s all-cash proposal, which is not subject to any financing conditions, represents a 150 percent premium over the closing price of Zi Corporation common stock on August 13, 2008, the last trading day prior to the public disclosure of Nuance’s proposal. This cash offer represents more than a 125 percent premium over Zi Corporation’s average closing price for the past 20 trading days, and approximately 100 percent premium over Zi Corporation’s average closing price for the past 60 trading days.
“Nuance can offer customers a broader and more fully integrated product and technology portfolio than Zi Corporation can offer independently,” said Steve Chambers, president, Mobility & Consumer Services, of Nuance. “We believe the combination of Nuance and Zi delivers significant benefits to both companies’ shareholders.”
“Our U.S. $0.80 per share all-cash proposal provides Zi shareholders with a substantial cash premium for their investment in the company. We would hope to work cooperatively with Zi Corporation and to immediately commence discussions regarding our proposal,” Mr. Chambers added.
Nuance’s proposal is subject to the negotiation of a mutually agreeable definitive agreement, the completion of certain limited and confirmatory due diligence, and the satisfaction of other customary conditions and approvals.
Following is the text of the letter that was sent earlier today to the Board of Directors of Zi Corporation, in care of George Tai, Chairman of the Board of Zi Corporation:

George Tai
Chairman
Zi Corporation
2100, 840 – 7th Avenue S.W.
Calgary, Alberta
Canada
T2P 3G2
Dear George:
On behalf of Nuance Communications, Inc. (“Nuance”), I respectfully submit to the board of directors of Zi Corporation (“Zi Corporation”) a proposal for the acquisition of Zi Corporation by Nuance. Under our proposal, Nuance will acquire all of the outstanding common shares of Zi Corporation in a negotiated cash offer at a price of U.S. $.80 per share. Our proposal represents a substantial premium of 150% over the closing price of Zi Corporation common shares on August 13, 2008, the last trading day prior to the public disclosure of our proposal, more than 125% over Zi Corporation’s average closing price for the past 20 trading days and more than 100% over Zi Corporation’s average closing price of the past 60 trading days.
We will fund the transaction with cash on hand. Further, we have considered with our advisors all legal and other requirements relating to this proposal and do not foresee any difficulties in its completion. Our proposal is subject to the negotiation and execution of a definitive agreement, approval of the agreement by our respective boards of directors and completion of limited confirmatory due diligence. Importantly, our due diligence will be aimed at confirming that there is no material adverse information not previously known to us. We are prepared to immediately deliver a draft definitive agreement to you and commence negotiations and due diligence. With your focused cooperation, we expect to complete and sign a definitive agreement and announce our proposed transaction within five days, and to close the transaction as soon as possible after signing.
In addition to the clear immediate financial benefits to Zi Corporation and its shareholders from our offer, and particularly in view of today’s announcement reporting further deterioration in financial performance, it appears that Zi Corporation faces numerous challenges in both the short- and long-term that further underscore the value of our offer to Zi Corporation shareholders. These challenges include:
•	The average daily trading volume of Zi Corporation’s stock is extremely low, which creates a significant liquidity issue for Zi Corporation shareholders. This problem is exacerbated by the fact that due to the recent market performance of Zi Corporation stock, it is in danger of being de-listed as Nasdaq indicated in its August 1, 2008 letter to Zi Corporation; and

•	Zi Corporation’s most recent publicly filed financial statements report that Zi Corporation used $2.9 million in cash for operating and investing activities, excluding the one time reclassification of restricted cash, during the three-month period January 1, 2008 through March 31, 2008. This morning, Zi Corporation announced that it had used an additional $2.4 million in cash during the three month period ended June 30, 2008, reducing end of quarter cash to $2.6 million. If that trend continues, Zi Corporation will soon need to raise additional cash to avoid insolvency. Any necessary third party financing undertaken by Zi Corporation is likely to be highly dilutive to current shareholders and will not provide the benefits of a significant premium to the current stock price and liquidity offered by our proposal.

We believe that a negotiated transaction with Nuance would be the best way for Zi Corporation to maximize shareholder value, and in particular, to offer substantially superior value to Zi Corporation shareholders relative to any available alternatives. Given the importance of our proposal to Zi Corporation and its shareholders and the very real and immediate prospect for further diminution in the value of Zi Corporation with the passage of time, we ask the Zi Corporation Board to carefully consider our proposal and request that it advise us as to whether it is prepared to undertake discussions to advance the implementation of our proposal with its support by 5:00 p.m. (Pacific Time) on Friday, August 15, 2008.
Alternatively, if Zi Corporation’s board of directors prefers not to provide us with the limited due diligence that we seek, Nuance is willing to undertake, without benefit of due diligence, a cash tender offer at a price of U.S. $0.65 per share for all of the shares of Zi Corporation, subject only to confirmation by Zi Corporation that it has not entered into any agreement to sell equity securities or incur any indebtedness since the date of its most recently published financial statements, nor entered into any commercial or other agreements outside of the ordinary course of business during that period and that it will not do so going forward. While this price is lower than the one we are prepared to pay if we are permitted to conduct limited due diligence, because this is an all cash offer, not subject to financing and is not conditioned upon due diligence, we believe it can be completed on an even more expedited and certain basis.
Concurrent with your agreement to proceed along either of the two suggested paths, Nuance is willing to commit up to $2 million of short term financing under reasonable terms and conditions, should Zi Corporation’s Board of Directors deem it necessary and beneficial.
We look forward to hearing your response.
Very truly yours,
Nuance Communications, Inc.
Paul Ricci
Chairman and Chief Executive Officer
cc: Board of Directors of Zi Corporation
About Nuance Communications
Nuance (NASDAQ: NUAN – News) is a leading provider of speech and imaging solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit www.nuance.com.
Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other company names or product names may be the trademarks of their respective owners.
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This release, and the accompanying letter, is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Zi Corporation. Nuance has not commenced and may not make an offer to purchase, or commence a tender offer for, Zi Corporation shares described in this announcement. In the event that Nuance makes an offer to purchase or commences a tender offer for the Zi Corporation shares, Nuance will file with the securities regulatory authorities in Canada an offer to purchase, take-over bid circular, letter of transmittal, notice of guaranteed delivery and other related documents; and with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents. Following the making of the offer and commencement of the tender offer, if any, Zi Corporation will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. Shareholders should read the offer to purchase, the take-over bid circular, letter of transmittal, notice of guaranteed delivery, solicitation/recommendation statement and the tender offer statement on Schedule TO, including all related exhibits, and other related documents if and when such documents are filed and become available, as they will contain important information about the offer to purchase and tender offer. Shareholders can obtain these documents free of charge when and if they are filed and become available from the The System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and the SEC’s website at www.sec.gov; or, in the event that Nuance makes an offer to purchase or commences a tender offer for Zi Corporation shares, shareholders can obtain the offer to purchase, take-over bid circular, letter of transmittal, notice of guaranteed delivery and other related documents, the tender offer statement on Schedule TO and related exhibits from Nuance by directing a written request to Nuance, at 1 Wayside Road, Burlington, Massachusetts 01803, Attn: Investor Relations.
Safe Harbor and Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” or similar expressions) should be considered to be forward-looking statements. Actual results could differ materially because of factors such as Nuance’s ability to achieve the synergies and value creation contemplated by the proposed transaction, Nuance’s ability to promptly and effectively integrate the businesses of Zi Corporation and Nuance, the timing to consummate the proposed transaction, any necessary actions to obtain required third party approvals and consents, and the diversion of management time on transaction-related issues and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2007 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.